EXHIBIT 99.1

PRESS RELEASE
Academy Sports + Outdoors Announces 2026 Analyst Day Event

KATY, Texas, March 31, 2026 /PRNewswire/ -- Academy Sports + Outdoors (“Academy” or the “Company”) (NASDAQ: ASO), a leading full-line sporting goods and outdoor recreation retailer, plans to host an Analyst Day event on April 7, 2026.

Beginning at 9:00 a.m. Eastern Time, Steve Lawrence, Chief Executive Officer, Carl Ford, Chief Financial Officer, and Chad Fox, Chief Customer Officer, will present and discuss the Company's long-term strategy as well as providing updates on growth initiatives.

A live webcast of the management presentation will be accessible on the Company's website at investors.academy.com from the “News and Events” dropdown menu, under the “Events” tab.

Presentation materials will be posted immediately prior to the event and a replay of the webcast will be archived at investors.academy.com for approximately 30 days.

About Academy Sports + Outdoors
Academy is a leading full-line sporting goods and outdoor recreation retailer in the United States. Originally founded in 1938 as a family business in Texas, Academy has grown to more than 300 stores across 21 states and counting. Academy's mission is to provide "Fun for All" and Academy fulfills this mission with a localized merchandising strategy and value proposition that strongly connects with a broad range of consumers. Academy's product assortment focuses on key categories of outdoor, apparel, sports & recreation and footwear through both leading national brands and a portfolio of private label brands. For more information, visit www.academy.com.

Media inquiries:
Meredith Klein, Vice President of Communications
346.823.6615
meredith.klein@academy.com

Investor inquiries:
Dan Aldridge, Vice President of Investor Relations
832.739.4102
dan.aldridge@academy.com